Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the consolidated financial statements of Shapeways Holdings, Inc. appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
April 6, 2022